Exhibit 4.1

SEMTECH CORPORATION
RESTRICTED STOCK UNIT AWARD CERTIFICATE
(INDUCEMENT GRANT)

THIS AWARD is made this May 12, 2025 (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to Mitch Haws (the “Grantee”).

R E C I T A L S

A. The Human Capital and Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) and the Board have determined that it would be in the best interests of the Corporation and its stockholders to grant an award of time-based vesting stock units (the “Award”) on the terms described in this Award Certificate to the Grantee.
B. The Award and this Award Certificate are intended to qualify for exemption from any requirement under the listing rules that may be applicable to the Corporation that equity compensation arrangements be approved by the Corporation’s stockholders.
NOW, THEREFORE, this Award is made on the following terms and conditions:
1. Award of Stock Units. The Corporation hereby awards to the Grantee as of the date hereof an Award with respect to 30,110 restricted stock units (subject to adjustment in accordance with Section 9(a) hereof) (the “Stock Units”), which Stock Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “Stock Unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under this Award Certificate to be equivalent to one outstanding share of the Corporation’s common stock (“Common Stock”) (subject to adjustment in accordance with Section 9(a) hereof). The Stock Units shall be used solely as a device for the determination of the payment to eventually be paid to the Grantee if such Stock Units vest pursuant to the terms hereof. The Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee acknowledges that the Corporation may use a broker or other third party to facilitate its recordkeeping for the Award and agrees to comply with any applicable administrative rules and procedures as may be in place from time to time. The Grantee acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Grantee) with a broker designated by the Corporation, and the Grantee agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.
2. Rights as a Stockholder; Dividends and Voting.
(a) Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in

Section 2(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying such Stock Units.
(b) Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Section 9(b), the Corporation shall credit the Grantee as of the payment date of such dividend with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 9(a) hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under Section 8(c) hereof) on the payment date of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 2(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 2(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Section 9(b).
3. Vesting; Termination of Employment.
(a) Vesting in General. Subject to Sections 3(b) and (c) below, the Award shall vest and become nonforfeitable with respect to one-third (1/3) of the total number of Stock Units subject to the Award (subject to adjustment under Section 9(a) hereof) on the first Scheduled Vesting Date (as such term is defined below) that occurs on or after the first annual anniversary of the Award Date (the “First Vesting Date”) and an additional one-twelfth (1/12) of the total number of Stock Units subject to the Award (subject to adjustment under Section 9(a) hereof) on each of the eight consecutive Scheduled Vesting Dates that immediately follow the First Vesting Date; provided that any fractional Stock Unit otherwise vesting on a particular vesting date shall be ignored but shall be carried forward and combined with any Stock Units vesting on the next applicable vesting date. The Grantee has no right to pro-rated vesting with respect to the Award if his or her services to the Corporation or one of its Subsidiaries terminate before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was in service to the Corporation and/or any of its Subsidiaries). For purposes of the Award, the term “Scheduled Vesting Date” means each March 10, June 10, September 10, and December 10 of each calendar year, and the term “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.
(b) Termination In Connection With a Change in Control. Notwithstanding any other provision to the contrary contained herein and subject to the provisions of Section 9(b), in the event the Grantee is a participant in the Corporation’s Executive Change in Control Retention Plan (the “Change in Control Plan”) immediately prior to his or her Termination Date (as defined in Section 3(c) below) and the Grantee’s employment is terminated in a Qualifying Termination during a Change in Control Window (as such terms are defined in the Change in Control Plan), 100% of the total Stock Units (to the extent outstanding and not previously vested immediately prior to such termination of employment) shall be vested on the Termination Date or, if such Termination Date occurs in the Change in Control Window but prior to the consummation of the Change in Control (as defined in the Change in Control Plan) to which the Change in Control Window relates, on the date of such Change in Control, provided in each case that the Grantee executes and delivers to the Corporation the release contemplated by the Change in Control Plan not later than twenty-one (21) days (forty-five (45) days, if such longer period is required by applicable law) following such vesting date and does not revoke such release.
(c) Effect of Termination of Employment. Notwithstanding anything to the contrary contained in any employment or similar agreement entered into by and between the Grantee and the Corporation, subject to Section 3(b), if the Grantee ceases to be employed by the Corporation or one of its Subsidiaries (regardless of the reason for such termination of employment, whether with or without cause, voluntarily or involuntarily, by the Grantee or by the Corporation, or due to the Grantee’s death or disability), then the Stock Units (including, for clarity, any stock units credited as dividend equivalents pursuant to Section 2(b)) which have not vested pursuant to the terms of this Award Certificate as of the date that the Grantee ceases to be employed by the Corporation or one of its Subsidiaries (the “Termination Date”) shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.
4. Timing and Manner of Payment of Stock Units. Subject to Section 5 below, on or as soon as practicable following (and in all events within thirty (30) days after, unless Section 3(b) applies, in which case the applicable period shall be seventy-four (74) rather than thirty (30) days after the applicable vesting date) the vesting of any Stock Units subject to the Award pursuant to Section 3 or Section 9(b), the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Committee in its discretion) equal to the number of Stock Units subject to the Award (including any Stock Units issued in respect of dividend equivalent rights) that vested on that particular vesting date; provided, however, that the Corporation reserves the right to settle any Stock Units credited as dividend equivalents pursuant to Section 2(b) by a cash payment. In the event of such a cash payment, the cash payable with respect to a Stock Unit shall equal the fair market value of a share of Common Stock (such fair market value determined under Section 8(c) hereof) as of the vesting date of that Stock Unit. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled hereunder to receive any shares or any such payment with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 13 hereof. In the event that Section 3(b) applies and the period of time for the Grantee to consider, execute and revoke the applicable release agreement spans two calendar years, payment of the Stock Units that accelerated and became vested pursuant to such provision shall be made within the applicable period of time provided for above but in the second of such two years. The Corporation may, in its sole discretion, either ignore fractional share interests or settle them in cash. The Grantee shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 4 or that terminate pursuant to Section 3(c) or Section 9(b).
5. Section 409A. Notwithstanding anything to the contrary herein, if the Grantee is a “specified employee” within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”), and, as a result of that status, any portion of the payments hereunder would otherwise be subject to taxation pursuant to Section 409A of the Code, the Grantee shall not be entitled to any payments upon a “separation from service” (within the meaning of Section 409A of the Code) until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Grantee’s death; provided that the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay.
6. Non-Transferability of Award. This Award is personal and neither the Stock Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Grantee’s rights under this Award, shall be null and void. The provisions of this Section 6 shall not apply as to any shares of Common Stock delivered in payment of the Award once such shares have been delivered by the Corporation pursuant to Section 4.
7. No Right to Continued Employment or Service. Except as provided in Section 3(b), the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Except as provided in Section 3(b), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 3(c) above. Nothing contained in this Award Certificate constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Grantee any right to remain in the employ of or service to the Corporation or any of its Subsidiaries, interferes with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Grantee’s other compensation. By accepting this Award, the Grantee acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Grantee by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting; (b) the Grantee promises never to make such a claim; and (c) except as otherwise expressly provided in Section 3(b), in any event, the Grantee has no right to pro-rated vesting with respect to the Award if his or her service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was actually in the service of the Corporation and/or any of its Subsidiaries).
8. Tax Consequences.

(a) Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences as a result of his or her acceptance of the Award. The Grantee represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acceptance of the Award and that he or she is not relying on the Corporation or any of its Subsidiaries, officers, employees or agents for any tax advice. By accepting this Award and except as provided in Section 8(b), the Grantee acknowledges that he or she shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code) with respect to the Award, and that the Corporation and its Subsidiaries shall not have any obligation whatsoever to pay such taxes.
(b) Withholding. In connection with any vesting or payment of any Stock Units (and, notwithstanding anything else in this Award Certificate to the contrary, as a condition to any obligation of the Corporation to issue shares of Common Stock or otherwise make any payment in respect of the Award), or upon any other tax withholding event with respect to the Award, the Grantee shall make arrangements satisfactory to the Corporation to provide for the satisfaction of any federal, state, local or other taxes, or other applicable withholding obligations, the Corporation or any of its Subsidiaries may be required to withhold with respect to such event or payment. In connection with any distribution of shares of Common Stock in respect of vested Stock Units, the Corporation may, in its discretion, reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of Section 8(c) hereof), to satisfy any such withholding obligations of the Corporation or any of its Subsidiaries with respect to such distribution of shares. In connection with any cash payment in respect of the Award, the Corporation may, in its discretion, satisfy any such withholding obligations of the Corporation or any of its Subsidiaries with respect to such payment by withholding from the amount otherwise payable. The Corporation may also, in its discretion, satisfy any such withholding obligations arising in connection with the Award by deducting such withholding obligations from other compensation payable to the Grantee. The Grantee agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 8.
(c) Determination of Fair Market Value. For purposes of the Award, “fair market value” shall mean, unless otherwise determined or provided by the Committee in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Committee may, however, provide that the fair market value for purposes of the Award shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Board or the Committee for purposes of the Award in the circumstances.
9. Adjustments; Corporate Transactions.
(a) Adjustments Upon Specified Events. Subject to Section 9(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board or the Committee shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of the Award; and/or (2) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 2(b).
(b) Assumption or Termination In Connection With a Corporate Transaction. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Board or the Committee may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the Grantee with respect to the Award, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Board or the Committee has made provision for the Award to be terminated (and the Board or the Committee has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award), the Award, to the extent then outstanding, shall vest and become payable to the Grantee, and the Award shall terminate upon the related event. Without limiting the foregoing, in connection with any event referred to in this Section 9(b), the Board or the Committee may, in its discretion, provide for the accelerated vesting of the Award as and to the extent determined by the Board or the Committee in the circumstances. For purposes of this Section 9(b), the Award shall be deemed to have been “assumed” if the Award continues after an event referred to above in this Section 9(b), and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to receive, subject to vesting and the other terms and conditions of the Award, for each share of Common Stock subject to the Award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common

Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Board or the Committee may provide for the consideration to be received upon payment of the Award, for each share subject to the Award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.
(c) Board/Committee Discretion. Any good faith determination by the Board or the Committee pursuant to its authority under this Section 9 shall be conclusive and binding on all persons.
10. Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.
11. Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Grantee and the Grantee’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 6 with respect to the transfer of this Award Certificate or any rights hereunder or of the Stock Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.
12. Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and be addressed to it in care of its Corporate Secretary; and any notice to the Grantee shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.
13. Compliance with Laws. The Award, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Award Certificate are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities hereunder will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Board or the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
15. Entire Agreement. This Award Certificate constitutes the entire understanding between the Corporation and the Grantee with regard to the subject matter of this Award Certificate. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.

16. Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.
17. Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.
18. Choice of Law; Arbitration. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). If the Grantee is a party to an agreement with the Corporation to arbitrate claims, such agreement to arbitrate claims shall apply as to any dispute or disagreement regarding the Grantee’s rights under this Award Certificate.
19. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.
20. Clawback Policy. The Award is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award). The Grantee hereby agrees to promptly repay to the Corporation any amounts that are required to be repaid pursuant to such policy.
21. Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
22. No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.

The Grantee, in accepting the Award, agrees to the terms and conditions of this Award Certificate.

SEMTECH CORPORATION,
a Delaware corporation

By: /s/ Mark Lin
Mark Lin
Executive Vice President and Chief Financial Officer